Exhibit 99.1

LUX AMBER, CORP
SUBSCRIPTION AGREEMENT

LUX AMBER, CORP
Shaoyaoju Beili 207 Beijing 100029 China

Re: LUX AMBER, CORP. Common Stock

Ladies and Gentlemen:

The undersigned investor in this Subscription Agreement hereby acknowledges receipt of the Prospectus, dated __________________, 2018, of LUX AMBER, CORP., a Nevada State corporation (the “Company”), and subscribes for the following number of shares upon the terms and conditions set forth in the Prospectus.

The Investor agrees that this Subscription Agreement is subject to availability and acceptance by the Company.

The Investor hereby subscribes for ____________ shares of the Company’s common stock (“Common Stock”) at $0.02 per share, for an aggregate purchase price of $____________.

Payment of $____________ as payment in full of the purchase price is being made either via check, bank draft or wire transfer directly to the Company.

If this subscription is rejected by the Company, in whole or in part, for any reason, all funds will be returned to the Company without interest or deduction of any kind.

Purchaser Information:

Printed Name:

Signature;

Date:

Address:

The foregoing Subscription is hereby accepted in full on behalf of LUX AMBER, CORP.

Date

LUX AMBER, CORP.

By:
Name: Yuliia Baranets
Title: President and Director